JPMorgan Chase Financial Company LLC	July 2017

Pricing Supplement

Registration Statement Nos. 333-209682 and 333-209682-01

Dated July 31, 2017

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. and International Equities

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 15.00% of the stated principal amount. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. If the basket has declined in value, but has not declined by more than the specified buffer amount, investors will receive the stated principal amount of their investment. However, if the basket has declined by more than the buffer amount, at maturity investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 15.00% of the stated principal amount. Investors may lose up to 85.00% of the stated principal amount of the Buffered PLUS at maturity. The Buffered PLUS are for investors who seek exposure to an unequally weighted basket of the four indices and one exchange-traded fund specified below and who are willing to risk their principal and forgo current income in exchange for the leverage and buffer features that in the latter case applies only to a limited range of performance of the basket. At maturity, an investor will receive an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket closing value on the valuation date. The Buffered PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS.

FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	Underlyings	Bloomberg ticker symbol	Basket weighting
	MSCI Europe Index (the “MXEU Index”)	MXEU	40%
	MSCI Japan Index (the “MXJP Index”)	MXJP	25%
	Shares of the WisdomTree India Earnings Fund (the “ETF Shares”)	EPI	15%
	MSCI China Index (the “MXCN Index”)	MXCN	10%
	MSCI Emerging Markets Index (the “MXEF Index”)	MXEF	10%
We refer to the MXEU Index, the MXJP Index, the MXCN Index and the MXEF Index as the underlying indices; the Wisdom Tree India Earnings Fund as the ETF; and the underlying indices and the ETF Shares collectively as the underlyings. Because the MXEU Index makes up 40% of the basket, we expect that generally the market value of your Buffered PLUS and your payment at maturity will depend significantly on the performance of the MXEU Index.
Aggregate principal amount:		$7,200,000
Payment at maturity:		If the final basket value is greater than the initial basket value, for each $10 stated principal amount Buffered PLUS,
$10 + leveraged upside payment
If the final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 15.00%, for each $10 stated principal amount Buffered PLUS,
$10
If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 15.00%, for each $10 stated principal amount Buffered PLUS,
($10 × basket performance factor) + $1.50
This amount will be less than the stated principal amount of $10 per Buffered PLUS. However, subject to the credit risk of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $1.50 per Buffered PLUS at maturity.
Leveraged upside payment:		$10 × leverage factor × basket percent increase
Leverage factor:		122.50%
Minimum payment at maturity:		$1.50 per Buffered PLUS (15.00% of the stated principal amount)
Stated principal amount:		$10 per Buffered PLUS
Issue price:		$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:		July 31, 2017
Original issue date (settlement date):		August 3, 2017
Valuation date:		July 29, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement
Maturity date:		August 3, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.30(2)	$9.65
$0.05(3)
Total	$7,200,000.00	$252,000.00	$6,948,000.00
(1)	See “Additional Information about the Buffered PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Buffered PLUS.

(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $0.30 per $10 stated principal amount Buffered PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Buffered PLUS

The estimated value of the Buffered PLUS on the pricing date was $9.699 per $10 stated principal amount Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document for additional information.

Investing in the Buffered PLUS involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page 11 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Buffered PLUS” at the end of this document.

Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Buffer amount:	15.00%
Basket performance factor:	final basket value / initial basket value
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (underlying return of each underlying × basket weighting of that underlying)]
Underlying return:	With respect to each underlying: (final value – initial value) initial value
Initial value:	With respect to each underlying, the closing value of that underlying on the pricing date, which was 127.54 for the MXEU Index, 961.76 for the MXJP Index, $26.45 for the EPI Fund, 79.15 for the MXCN Index and 1,066.23 for the MXEF Index
Final value:	With respect to each underlying, the closing value of that underlying on the valuation date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing value of the ETF Shares and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
CUSIP / ISIN:	48129G281 / US48129G2811
Listing:	The Buffered PLUS will not be listed on any securities exchange.

July 2017	Page 2

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlyings that enhances returns for a certain range of potential positive performance of the basket.

▪	To potentially achieve similar levels of upside exposure to the basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor.

▪	To obtain a buffer against a specified level of negative performance in the basket.

Maturity:	5 years
Leverage factor:	122.50%
Buffer amount:	15.00%
Minimum payment at maturity:	$1.50 per Buffered PLUS. Investors may lose up to 85.00% of the stated principal amount of the Buffered PLUS at maturity.
Basket weightings:	40% for the MXEU Index, 25% for the MXJP Index, 15% for the ETF Shares, 10% for the MXCN Index and 10% for the MXEF Index

Supplemental Terms of the Buffered PLUS

For purposes of the accompanying product supplement, each underlying index is an “Index” and the ETF is a “Fund.”

All references in this pricing supplement to the closing value of each underlying index mean the closing level of that underlying index as defined in the accompanying product supplement, and all references in this pricing supplement to the closing value of the ETF Shares mean the closing price of one ETF Share as defined in the accompanying product supplement.

July 2017	Page 3

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Buffered PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, while providing limited protection against negative performance of the underlying asset. If the underlying asset has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the underlying asset, subject to the minimum payment at maturity. At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset. At maturity, if the underlying asset has depreciated and (i) if the underlying asset has not depreciated by more than the specified buffer amount, investors will receive the stated principal amount of their investment or, (ii) if the underlying asset has depreciated by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount. Investors may lose up to 85.00% of the stated principal amount of the Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the basket.
Upside Scenario	The final basket value is greater than the initial basket value and, at maturity, the Buffered PLUS pay the stated principal amount of $10 plus a return equal to 122.50% of the basket percent increase.
Par Scenario	The final basket value is equal to the initial basket value or declines in value by no more than 15.00% and, at maturity, the Buffered PLUS pay the stated principal amount of $10 per Buffered PLUS.
Downside Scenario	The final basket value is less than the initial basket value by more than 15.00% and, at maturity, the Buffered PLUS pay an amount that is less than the stated principal amount. This decrease will be by an amount that is proportionate to the percentage decline of the final basket value from the initial basket value, plus the buffer amount of 15.00%. (Example: if the basket decreases in value by 30%, the Buffered PLUS will pay an amount that is less than the stated principal amount by 30% plus the buffer amount of 15.00%, or $8.50 per Buffered PLUS.) The minimum payment at maturity is $1.50 per Buffered PLUS, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

July 2017	Page 4

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	122.50%
Minimum payment at maturity:	$1.50 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final basket value is greater than the initial basket value, for each $10 principal amount Buffered PLUS investors will receive the $10 stated principal amount plus a return equal to 122.50% of the appreciation of the basket over the term of the Buffered PLUS.

▪	For example, if the basket appreciates 5%, investors will receive a 6.125% return, or $10.6125 per Buffered PLUS.

▪	Par Scenario. If the final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 15.00%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪	Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 15.00%, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value plus the buffer amount of 15.00%. The minimum payment at maturity is $1.50 per Buffered PLUS.

▪	For example, if the basket depreciates 50%, investors will lose 35% of their principal and receive only $6.50 per Buffered PLUS at maturity, or 65% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Buffered PLUS shown above apply only if you hold the Buffered PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would

July 2017	Page 5

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

July 2017	Page 6

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Payouts on the Buffered PLUS at Maturity

Below are four examples of how to calculate the payment at maturity based on the hypothetical values of the underlyings in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. Actual results may vary.

Example 1:  The final basket value is greater than the initial basket value.

Underlying	Weight in Basket	Hypothetical initial value	Hypothetical final value	Underlying return
MXEU Index	40%	130.00	133.25	+2.50%
MXJP Index	25%	970.00	994.25	+2.50%
ETF Shares	15%	$26.00	$26.65	+2.50%
MXCN Index	10%	80.00	82.00	+2.50%
MXEF Index	10%	1,060.00	1,086.50	+2.50%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (underlying return of each underlying × basket weighting of that underlying)]

Using the hypothetical values above, the sum of the underlying return of each underlying times the basket weighting of that underlying:

[(133.25 – 130.00) / 130.00] × 40% = 1%

[(994.25 – 970.00) / 970.00] × 25% = 0.625%

[($26.65 – $26.00) / $26.00] × 15% = 0.375%

[(82.00 – 80.00) / 80.00] × 10% = 0.25%

[(1,086.50 – 1,060.00) / 1,060.00] × 10% = 0.25%

1% + 0.625% + 0.375% + 0.25% + 0.25% = 2.50%

Final basket value	=	100 × (1 + 2.50%), which equals 102.50
Basket percent increase	=	(102.50 – 100) / 100, which equals 2.50%

The payment at maturity per Buffered PLUS will equal $10 plus the leveraged upside payment. The leveraged upside payment will equal (i) $10 times (ii) the leverage factor times (iii) the basket percent increase or:

$10 × 122.50% × 2.5% = $0.30625

The payment at maturity will equal $10 plus the leveraged upside payment, or:

$10 + $0.30625 = $10.30625

July 2017	Page 7

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 2: The final basket value is less than the initial basket value, but has decreased by an amount less than the buffer amount.

Underlying	Weight in Basket	Hypothetical initial value	Hypothetical final value	Underlying return
MXEU Index	40%	130.00	117.00	-10.00%
MXJP Index	25%	970.00	873.00	-10.00%
EPI Fund	15%	$26.00	$23.40	-10.00%
MXCN Index	10%	80.00	72.00	-10.00%
MXEF Index	10%	1,060.00	954.00	-10.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (underlying return of each underlying × basket weighting of that underlying)]

Using the hypothetical values above, the sum of the underlying return of each underlying times the basket weighting of that underlying:

[(117.00 – 130.00) / 130.00] × 40% = -4%

[(873.00 – 970.00) / 970.00] × 25% = -2.50%

[($23.40 – $26.00) / $26.00] × 15% = -1.50%

[(72.00 – 80.00) / 80.00] × 10% = -1%

[(954.00 – 1,060.00) / 1,060.00] × 10% = -1%

(-4%) + (-2.50%) + (-1.50%) + (-1%) + (-1%) = -10%

Final basket value	=	100 × [1 + (-10%)], which equals 90
Basket percent increase	=	(90 – 100) / 100, which equals -10%

The payment at maturity per Buffered PLUS will equal $10.

Because the final basket value is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 15.00%, investors will receive the stated principal amount of $10 per Buffered PLUS.

July 2017	Page 8

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 3: The final basket value is less than the initial basket value and has decreased by an amount that is more than the buffer amount.

Underlying	Weight in Basket	Hypothetical initial value	Hypothetical final value	Underlying return
MXEU Index	40%	130.00	26.00	-80.00%
MXJP Index	25%	970.00	1,067.00	+10.00%
EPI Fund	15%	$26.00	$28.60	+10.00%
MXCN Index	10%	80.00	88.00	+10.00%
MXEF Index	10%	1,060.00	1,166.00	+10.00%

Basket performance factor = final basket value / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (underlying return of each underlying × basket weighting of that underlying)]

Using the hypothetical values above, the sum of the underlying return of each underlying times the basket weighting of that underlying:

[(26.00 – 130.00) / 130.00] × 40% = -32%

[(1,067.00 – 970.00) / 970.00] × 25% = 2.50%

[($28.60 – $26.00) / $26.00] × 15% = 1.50%

[(88.00 – 80.00) / 80.00] × 10% = 1%

[(1,166.00 – 1,060.00) / 1,060.00] × 10% = 1%

(-32%) + 2.50% + 1.50% + 1% + 1% = -26%

Final basket value	=	100 × (1 + (-26%)), which equals 74
Basket performance factor	=	74 / 100, which equals 74%

In the above example, the final values of all the underlyings except for the MXEU Index (with a combined weighting of 40% of the basket) are each higher than their respective initial values, but the final value of the MXEU Index (with a weighting of 40% of the basket) is lower than its initial value. Accordingly, although the final values of 60% of the underlyings (by weight) have increased in value over their respective initial values, the final value of the other 40% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other underlyings and, consequently, the basket performance factor is less than 100%.

Because the final basket value is less than the initial basket value by an amount greater than the buffer amount of 15.00%, in this example, the payment at maturity per Buffered PLUS will equal $10 times the basket performance factor plus $1.50 per $10 principal amount Buffered PLUS; or

($10 × 74%) + $1.50 = $8.90

The payment at maturity per Buffered PLUS will be $8.90, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket plus the buffer amount.

July 2017	Page 9

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	The Buffered PLUS do not pay interest and you could lose up to 85.00% of your principal at maturity. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15.00% of your principal, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. If the final basket value has declined by an amount greater than the buffer amount of 15.00% from the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket, plus $1.50 per Buffered PLUS. Accordingly, you could lose up to 85.00% of your principal.

▪	The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Buffered PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Buffered PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment.

▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Buffered PLUS. If these affiliates do not make payments to us and we fail to make payments on the Buffered PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including acting as calculation agent and as an agent of the offering of the Buffered PLUS, hedging our obligations under the Buffered PLUS and making the assumptions used to determine the pricing of the Buffered PLUS and the estimated value of the Buffered PLUS, which we refer to as the estimated value of the Buffered PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. The calculation agent will determine the final basket value and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to any underlying, calculation of the final value of any underlying index in the event of a discontinuation or material change in method of calculation of that underlying index or the calculation of the final value of the ETF Shares in the event of a discontinuation of the ETF Shares or any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Buffered PLUS and the value of the Buffered PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Buffered PLUS could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

July 2017	Page 10

JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Correlation (or lack of correlation) of performances among the underlyings may reduce the performance of the basket, and changes in the values of the underlyings may offset each other. The Buffered PLUS are linked to an unequally weighted basket consisting of the underlyings. Movements and performances of the underlyings may or may not be correlated with each other. At a time when the value of one or more of the underlyings increases, the values of the other underlyings may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the value of one or more of the underlyings may be moderated, or more than offset, by the lesser increases or declines in the values of the other underlyings. High correlation of movements in the values of the underlyings during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.

▪	The underlyings are not equally weighted. Because the underlyings are not equally weighted, the same percentage change in two of the underlyings may have different effects on the basket closing value. For example, because the weighting for the MXEU Index is greater than the weighting for the MXJP Index, a 5% decrease in the value of the MXEU Index will have a greater effect on the basket closing value than a 5% increase in the value of the MXJP Index. Because the MXEU Index makes up 40% of the basket, we expect that generally the market value of your Buffered PLUS and your payment at maturity will depend significantly on the performance of the MXEU Index. See “Hypothetical Payouts on the Buffered PLUS at Maturity — Example 3” in this document.

▪	The estimated value of the Buffered PLUS is lower than the original issue price (price to public) of the Buffered PLUS. The estimated value of the Buffered PLUS is only an estimate determined by reference to several factors. The original issue price of the Buffered PLUS exceeds the estimated value of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪	The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates. The estimated value of the Buffered PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Buffered PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Buffered PLUS that are greater than or less than the estimated value of the Buffered PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Buffered PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the Buffered PLUS from you in secondary market transactions. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪	The estimated value of the Buffered PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Buffered PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Buffered PLUS and any secondary market prices of the Buffered PLUS. See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪	The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some

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JPMorgan Chase Financial Company LLC

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Buffered PLUS — Secondary market prices of the Buffered PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Buffered PLUS during this initial period may be lower than the value of the Buffered PLUS as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS. Any secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Buffered PLUS. As a result, the price, if any, at which JPMS will be willing to buy Buffered PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Buffered PLUS.

The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Buffered PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors. The secondary market price of the Buffered PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the values of the underlyings, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	our internal secondary market funding rates for structured debt issuances;

o	the actual and expected volatility of the underlyings;

o	the time to maturity of the Buffered PLUS;

o	dividend rates on the ETF Shares and the equity securities included in or held by the underlyings;

o	the actual and expected positive or negative correlation among the underlyings, or the actual and expected absence of any such correlation;

o	interest and yield rates in the market generally;

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in or held by the underlyings trade and the correlation among those rates and the values of the underlyings;

o	the occurrence of certain events to the ETF that may or may not require an adjustment to the share adjustment factor; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Buffered PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Buffered PLUS, if any, at which JPMS may be willing to purchase your Buffered PLUS in the secondary market.

▪	Investing in the Buffered PLUS is not equivalent to investing in the basket or the underlyings. Investing in the Buffered PLUS is not equivalent to investing in the basket, the underlyings, the index included in the ETF, which we refer to as the reference index, or their component stocks. Investors in the

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JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF, or the stocks that constitute any underlying or the reference index.

▪	Adjustments to any underlying index could adversely affect the value of the Buffered PLUS. The publisher for any underlying index may discontinue or suspend calculation or publication of that underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to any discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Adjustments to the ETF or the reference index could adversely affect the value of the Buffered PLUS. Those responsible for calculating and maintaining the ETF and the index, can add, delete or substitute the components of the ETF or the reference index, or make other methodological changes that could change the value of the ETF Shares or the reference index. Any of these actions could adversely affect the value of the ETF Shares and, consequently, the value of the Buffered PLUS

▪	The Buffered PLUS are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in or held by each of the underlyings have been issued by non-U.S. companies. Investments in Buffered PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

▪	The Buffered PLUS are subject to risks associated with emerging markets with respect to the ETF Shares, the MXCN Index and the MXEF Index. The equity securities held by the ETF or included in the MXCN Index and the MXEF Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪	The Buffered PLUS are subject to currency exchange risk with respect to the underlyings. Because the prices of the equity securities included in or held by the underlyings are converted into U.S. dollars for the purposes of calculating the values of the underlyings, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities included in or held by the underlyings are traded. Your net exposure will depend on the extent to which the currencies in which securities included in or held by the underlyings are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities included in or held by the underlyings are traded, the value of the underlyings will be adversely affected and the amount we pay you at maturity may be reduced. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

o	political, civil or military unrest in the countries issuing those currencies and the United States; and

o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

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JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	There are risks associated with the ETF. Although the ETF Shares are listed for trading on a securities exchange and a number of similar products have been traded on various securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF or that there will be liquidity in the trading market. The ETF are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF, and consequently, the value of the Buffered PLUS.

▪	The performance and market value of the ETF, particularly during periods of market volatility, may not correlate with the performance of the reference index as well as the net asset value per ETF Share. The ETF does not fully replicate the reference index and may hold securities different from those included in the reference index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the reference index. All of these factors may lead to a lack of correlation between the performance of the ETF Shares and the reference index. In addition, corporate actions with respect to the equity securities underlying the ETF (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the reference index. Finally, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of the ETF Shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares. As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the reference index as well as the net asset value per ETF Share, which could materially and adversely affect the value of the PLUS in the secondary market and/or reduce any payment on the Buffered PLUS.

▪	We have no affiliation with the ETF. To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the ETF or the reference index. We have not independently verified any of the information about the ETF and the reference index contained in this pricing supplement. You should make your own investigation into the ETF and the reference index. We are not responsible for the ETF’s public disclosure of information, whether contained in SEC filings or otherwise.

▪	The anti-dilution protection for the ETF is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Buffered PLUS may be materially and adversely affected.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the values of the underlying indices and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial value of an underlying and, therefore, could potentially increase the value that the final value of an underlying must reach before you receive a payment at maturity that exceeds the issue price of the Buffered PLUS or so that you do not suffer a loss on your initial investment in the Buffered PLUS. Additionally, these hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines.

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JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Secondary trading may be limited. The Buffered PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. JPMS may act as a market maker for the Buffered PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Buffered PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Buffered PLUS.

▪	The tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Buffered PLUS, and we do not intend to request a ruling from the IRS regarding the Buffered PLUS. The IRS might not accept, and a court might not uphold, the treatment of the Buffered PLUS described in “Additional Information about the Buffered PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment, the timing and character of any income or loss on the Buffered PLUS could differ materially and adversely from our description herein.

Even if the treatment of the Buffered PLUS is respected, the IRS may assert that the Buffered PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Buffered PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Buffered PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Buffered PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket is an unequally weighted basket composed of four indices and one fund.

Underlyings

The MSCI Europe Index. The MSCI Europe Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the developed markets in Europe. For additional information about the MSCI Europe Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

The MSCI Japan Index. The MSCI Japan Index is a free float-adjusted, market capitalization-weighted index that is designed to measure the large- and mid-cap segments of the Japanese equity market. For additional information about the MSCI Japan Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

The WisdomTree India Earnings Fund. The WisdomTree India Earnings Fund is an exchange-traded fund of the WisdomTree Trust, a registered investment company, that seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index. The WisdomTree India Earnings Index is a fundamentally weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index screening date. For additional information about the WisdomTree India Earnings Fund, see Annex A below.

The MSCI China Index. The MSCI China Index is a free float-adjusted market capitalization index that is designed to measure the performance of the large and mid-capitalization representation across China H shares, B shares, Red chips, P chips and foreign listings (e.g., ADRs).  The China mainland equity market is composed of A, B, H, Red chip and P chip share classes.  A shares are incorporated in China and trade on the Shanghai and Shenzhen exchanges; they are quoted in local renminbi and entail foreign investment regulations (QFII).  B shares are incorporated in China, and trade on the Shanghai and Shenzhen exchanges; they are quoted in foreign currencies (Shanghai USD, Shenzhen HKD) and are open to foreign investors.  H shares are incorporated in China and trade on the Hong Kong exchange and other foreign exchanges.  Red chips and P chips are incorporated outside of China and trade on the Hong Kong exchange.  Red chips are usually controlled by the state or a province or municipality.  P chips are non-state-owned Chinese companies incorporated outside the mainland and traded in Hong Kong.  The MSCI China Index covers approximately 85% of the free float-adjusted market capitalization in China.  The MSCI China Index is reported by Bloomberg, L.P. under the ticker symbol “MXCN.”  For additional information about the MSCI China Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.  For purposes of this pricing supplement, all references to a MSCI Index in the accompanying underlying supplement are deemed to include the MSCI China Index.

The MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the MSCI Emerging Markets Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Underlying information as of July 31, 2017
	Bloomberg Ticker Symbol	Current Value	52 Weeks Ago	52 Week High	52 Week Low	Basket weighting
The MSCI Europe Index	MXEU	127.54	114.76 (on 8/1/2016)	133.83 (on 5/10/2017)	111.29 (on 11/4/2016)	40%
The MSCI Japan Index	MXJP	961.76	795.90 (on 8/1/2016)	969.73 (on 7/20/2017)	766.07 (on 8/3/2016)	25%
The WisdomTree India Earnings Fund	EPI	$26.45	$21.28 (on 8/1/2016)	$26.45 (on 7/31/2017)	$19.49 (on 11/23/2016)	15%
The MSCI China Index	MXCN	79.15	58.13 (on 8/1/2016)	79.15 (on 7/31/2017)	57.23 (on 12/23/2016)	10%
The MSCI Emerging Markets Index	MXEF	1,066.23	882.55 (on 8/1/2016)	1,068.95 (on 7/27/2017)	838.96 (on 11/14/2016)	10%

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The following graph is calculated to show the performance of the basket during the period from January 3, 2012 through July 31, 2017, assuming the underlyings are weighted as set out above such that the initial basket value was 100 on January 3, 2012 and illustrates the effect of the offset and/or correlation among the underlyings during that period. The graph does not take into account the leverage factor on the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS. You cannot predict the future performance of any underlying or of the basket as a whole, or whether increases in the value of any underlying will be offset by decreases in the values of the other underlyings. The historical value performance of the basket and the degree of correlation between the value trends of the underlyings (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 3, 2012 through July 31, 2017

The following graphs set forth the official daily values for each of the underlyings for the period from January 3, 2012 through July 31, 2017. The related tables set forth the published high and low, as well as end-of-quarter, closing values for each respective underlying for each quarter in the same period. The closing values on July 31, 2017 were, in the case of the MXEU Index, 127.54, in the case of the MXJP Index, 961.76, in the case of the ETF Shares, $26.45, in the case of the MXCN Index, 79.15, and in the case of the MXEF Index, 1,066.23. We obtained the closing value information above and the information in the tables and graphs from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical values and historical performance of the underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing values of the underlyings and basket closing value on the valuation date. There can be no assurance that the basket will appreciate over the term of the Buffered PLUS so that you do not suffer a loss on your initial investment in the Buffered PLUS.

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JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the MSCI Europe Index January 3, 2012 through July 31, 2017

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI Inc. providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Europe Index, which are owned and published by MSCI Inc., in connection with certain securities, including the Buffered PLUS. For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

MSCI Europe Index	High	Low	Period End
2012
First Quarter	94.16	85.59	91.00
Second Quarter	92.36	80.74	86.79
Third Quarter	95.16	86.60	92.57
Fourth Quarter	97.04	90.62	96.31
2013
First Quarter	102.61	96.31	100.92
Second Quarter	106.55	94.54	97.69
Third Quarter	107.75	97.80	106.16
Fourth Quarter	112.13	104.24	112.13
2014
First Quarter	115.34	108.35	113.81
Second Quarter	119.26	111.51	116.74
Third Quarter	119.21	111.17	117.21
Fourth Quarter	119.63	105.92	116.72
2015
First Quarter	137.56	112.92	135.26
Second Quarter	140.92	129.19	129.19
Third Quarter	137.84	114.32	117.25
Fourth Quarter	130.03	116.73	123.11
2016
First Quarter	123.11	102.32	113.62
Second Quarter	118.41	104.49	111.62
Third Quarter	118.29	108.01	115.82
Fourth Quarter	122.54	111.29	122.50

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Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MSCI Europe Index	High	Low	Period End
2017
First Quarter	128.93	121.99	128.93
Second Quarter	133.83	127.12	128.08
Third Quarter (through July 31, 2017)	130.59	127.54	127.54

Historical Performance of the MSCI Japan Index January 3, 2012 through July 31, 2017

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI Inc. providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Japan Index, which are owned and published by MSCI Inc., in connection with certain securities, including the Buffered PLUS. For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

MSCI Japan Index	High	Low	Period End
2012
First Quarter	538.76	443.91	526.58
Second Quarter	528.49	427.37	472.59
Third Quarter	478.13	433.09	452.33
Fourth Quarter	531.17	438.66	531.17
2013
First Quarter	653.79	538.43	639.56
Second Quarter	793.82	613.37	704.27
Third Quarter	759.56	684.54	737.24
Fourth Quarter	806.64	709.32	806.64
2014
First Quarter	807.51	704.02	740.19
Second Quarter	781.56	697.74	775.27
Third Quarter	827.47	752.99	814.84
Fourth Quarter	895.85	723.90	867.95
2015
First Quarter	982.30	837.11	950.35
Second Quarter	1033.21	941.60	998.08
Third Quarter	1031.62	833.74	855.77

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Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MSCI Japan Index	High	Low	Period End
Fourth Quarter	976.28	875.96	938.40
2016
First Quarter	915.51	723.88	812.60
Second Quarter	852.01	725.09	748.25
Third Quarter	819.15	726.74	795.79
Fourth Quarter	936.26	780.48	914.00
2017
First Quarter	944.49	905.29	905.29
Second Quarter	966.06	874.47	958.65
Third Quarter (through July 31, 2017)	969.73	956.21	961.76

Historical Performance of the WisdomTree India Earnings Fund January 3, 2012 through July 31, 2017

WisdomTree India Earnings Fund	High	Low	Period End
2012
First Quarter	$21.56	$16.23	$19.28
Second Quarter	$19.565	$15.62	$17.23
Third Quarter	$18.94	$16.36	$18.94
Fourth Quarter	$19.8385	$17.72	$19.37
2013
First Quarter	$20.50	$17.75	$17.965
Second Quarter	$19.18	$15.38	$16.20
Third Quarter	$16.84	$13.305	$15.32
Fourth Quarter	$17.64	$15.54	$17.44
2014
First Quarter	$18.96	$15.73	$18.96
Second Quarter	$23.45	$18.93	$22.47
Third Quarter	$23.54	$21.66	$21.91
Fourth Quarter	$23.55	$20.78	$22.05
2015
First Quarter	$24.33	$21.40	$22.80

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JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

WisdomTree India Earnings Fund	High	Low	Period End
Second Quarter	$23.77	$20.67	$21.67
Third Quarter	$22.42	$17.76	$19.92
Fourth Quarter	$21.14	$18.51	$19.86
2016
First Quarter	$19.74	$16.67	$19.51
Second Quarter	$20.42	$18.67	$20.19
Third Quarter	$22.36	$20.27	$21.62
Fourth Quarter	$22.11	$19.49	$20.20
2017
First Quarter	$24.13	$20.38	$24.13
Second Quarter	$25.46	$24.18	$24.51
Third Quarter (through July 31, 2017)	$26.45	$24.69	$26.45

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JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the MSCI China Index January 3, 2012 through July 31, 2017

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI Inc. providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI China Index, which are owned and published by MSCI Inc., in connection with certain securities, including the Buffered PLUS. For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

MSCI China Index	High	Low	Period End
2012
First Quarter	62.48	53.99	58.23
Second Quarter	60.66	51.63	53.68
Third Quarter	55.78	51.59	55.78
Fourth Quarter	62.93	55.67	62.93
2013
First Quarter	66.19	59.39	60.16
Second Quarter	62.69	51.32	54.67
Third Quarter	62.68	52.34	60.93
Fourth Quarter	65.84	59.98	63.29
2014
First Quarter	63.29	56.14	59.52
Second Quarter	61.97	57.23	61.56
Third Quarter	68.29	61.56	61.85
Fourth Quarter	66.69	61.17	66.15
2015
First Quarter	71.59	65.79	71.50
Second Quarter	85.04	72.47	74.49
Third Quarter	74.48	55.41	57.29
Fourth Quarter	64.99	57.29	59.47
2016
First Quarter	59.47	48.16	56.66
Second Quarter	58.48	53.99	55.79
Third Quarter	65.06	54.69	63.16
Fourth Quarter	64.94	57.23	58.65
2017
First Quarter	67.80	58.65	66.38

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MSCI China Index	High	Low	Period End

Second Quarter	74.26	66.49	73.03
Third Quarter (through July 31, 2017)	79.15	72.30	79.15

Historical Performance of the MSCI Emerging Markets Index January 3, 2012 through July 31, 2017

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI Inc. providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Emerging Markets Index, which are owned and published by MSCI Inc., in connection with certain securities, including the Buffered PLUS. For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

MSCI Emerging Markets Index	High	Low	Period End
2012
First Quarter	1,079.94	917.08	1,041.45
Second Quarter	1,055.63	882.46	937.35
Third Quarter	1,014.07	905.65	1,002.66
Fourth Quarter	1,055.20	969.82	1,055.20
2013
First Quarter	1,082.68	1,015.47	1034.9
Second Quarter	1,061.09	883.34	940.33
Third Quarter	1,022.54	905.96	987.46
Fourth Quarter	1,044.66	979.88	1,002.69
2014
First Quarter	1,002.66	916.56	994.65
Second Quarter	1,057.59	993.12	1,050.78
Third Quarter	1,100.98	1,005.33	1,005.33
Fourth Quarter	1,016.07	909.98	956.31
2015
First Quarter	993.82	934.73	974.57
Second Quarter	1,067.01	959.42	972.25
Third Quarter	971.91	771.77	792.05
Fourth Quarter	868.56	771.22	794.14

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JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MSCI Emerging Markets Index	High	Low	Period End
2016
First Quarter	836.80	688.52	836.80
Second Quarter	853.69	781.84	834.10
Third Quarter	927.29	819.19	903.46
Fourth Quarter	918.68	838.96	862.27
2017
First Quarter	973.08	861.88	958.37
Second Quarter	1,019.11	952.92	1,010.80
Third Quarter (through July 31, 2017)	1,068.95	1,002.48	1,066.23

Additional Information about the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the third business day following the valuation date as postponed.
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
The estimated value of the Buffered PLUS:

The estimated value of the Buffered PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Buffered PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Buffered PLUS. The estimated value of the Buffered PLUS does not represent a minimum price at which JPMS would be willing to buy your Buffered PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Buffered PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the Buffered PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the Buffered PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Buffered PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates” in this document.

The estimated value of the Buffered PLUS will be lower than the original issue price of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Buffered PLUS. See “Risk Factors — The estimated value of the Buffered PLUS will be lower than the

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JPMorgan Chase Financial Company LLC

Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

original issue price (price to public) of the Buffered PLUS” in this document.
Secondary market prices of the Buffered PLUS:	For information about factors that will impact any secondary market prices of the Buffered PLUS, see “Risk Factors — Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Buffered PLUS. The length of any such initial period reflects the structure of the Buffered PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Buffered PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Buffered PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the issue price. The Buffered PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Buffered PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Buffered PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Buffered PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Buffered PLUS described above, in which case the timing and character of any income or loss on your Buffered PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments

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Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Buffered PLUS with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Withholding under legislation commonly referred to as “FATCA” may (if the Buffered PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Buffered PLUS, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Buffered PLUS.  However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the Buffered PLUS.

Supplemental use of proceeds and hedging:

The Buffered PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Buffered PLUS. See “How the Buffered PLUS Work” in this document for an illustration of the risk-return profile of the Buffered PLUS and “Basket Overview” in this document for a description of the market exposure provided by the Buffered PLUS.

The original issue price of the Buffered PLUS is equal to the estimated value of the Buffered PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS, plus the estimated cost of hedging our obligations under the Buffered PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Validity of the Buffered PLUS and the guarantee:	In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Buffered PLUS offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Buffered PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Buffered PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Buffered PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch

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Principal at Risk Securities

office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Buffered PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated June 3, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

• Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

• Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “Buffered PLUSSM” are service marks of Morgan Stanley.

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Buffered PLUS Based on the Performance of a Basket of Four Indices and One Exchange-Traded Fund due August 3, 2022

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

ANNEX A

The WisdomTree India Earnings Fund

All information contained in this pricing supplement regarding the WisdomTree India Earnings Fund (the “EPI Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the WisdomTree Trust and WisdomTree Asset Management, Inc. (“WisdomTree”). The EPI Fund is an investment portfolio managed by WisdomTree, the investment adviser to the EPI Fund and by Mellon Capital Management Corporation (“Mellon Capital”), the sub-adviser to the EPI Fund. The EPI Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”

The EPI Fund seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index (the “IEI Index”). The IEI Index is a fundamentally weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index screening date. See “— The WisdomTree India Earnings Index” below for more information about the IEI Index.

The EPI Fund employs a “passive management” — or indexing — investment approach designed to track the performance of the IEI Index. The EPI Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of the securities in the IEI Index the risk, return and other characteristics of which closely resemble the risk, return and other characteristics of the IEI Index as a whole.

The performance of the EPI Fund and the IEI Index may vary for a variety of reasons.  For example, the EPI Fund incurs operating expenses and portfolio transaction costs, while also managing cash flows and potential operational inefficiencies, not incurred by the IEI Index.  In addition, the EPI Fund may not be fully invested in the securities of the IEI Index at all times or may hold securities not included in the IEI Index or may be subject to pricing differences, differences in the timing of dividend accruals, operational inefficiencies and the need to meet various new or existing regulatory requirements.  For example, it may take several business days for additions and deletions to the IEI Index to be reflected in the portfolio composition of the EPI Fund.  The use of sampling techniques may affect the EPI Fund’s ability to achieve close correlation with the IEI Index.  The EPI Fund, which uses a representative sampling strategy, generally can be expected to have a greater non-correlation risk and this risk may be heighted during times of market volatility or other unusual market conditions.

The WisdomTree Trust is a registered investment company that consists of numerous separate investment portfolios, including the EPI Fund. Information provided to or filed with the SEC by the WisdomTree Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the WisdomTree Trust, WisdomTree, Mellon Capital and the EPI Fund, please see the EPI Fund’s prospectus. In addition, information about EPI Fund, WisdomTree and Mellon Capital may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the EPI Fund’s website at https://www.wisdomtree.com/etfs. Information contained in the EPI Fund’s website is not incorporated by reference in, and should not be considered a part of, this document.

The WisdomTree India Earnings Index

All information contained in this pricing supplement regarding the WisdomTree India Earnings Index (the “IEI Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, WisdomTree Investments, Inc. (“WTI”). The IEI Index was developed by WTI and is calculated, maintained and published by WTI. WTI has no obligation to continue to publish, and may discontinue the publication of, the IEI Index.

The IEI Index is reported by Bloomberg L.P. under the ticker symbol “WTIND.”

The IEI Index measures the stock performance of companies incorporated in India that pass WTI’s selection, liquidity and market capitalization requirements. In September of each year, the IEI Index is reconstituted, with each components’ weight adjusted based on the earnings generated by each component company, adjusted for an investable weighting factor that takes into account shares available to be purchased by foreign investors. The IEI Index is calculated using primary market prices in U.S. dollars.

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Membership Criteria

To be eligible for inclusion in the IEI Index, component companies must be covered by WisdomTree’s independent index calculation agent meet the minimal liquidity requirements established by WTI. To be included in the IEI Index, shares of such component securities need to have traded at least 250,000 shares per month for each of the six months preceding the “Screening Date” for the IEI Index (after the close of trading on the last trading day in August).

Eligible component companies must have their shares listed on the Indian National Stock Exchange or the Bombay (Mumbai) Stock Exchange. Eligible companies must be incorporated in India and have earned at least $5 million in their fiscal year prior to the annual reconstitution in September. Only securities whose foreign ownership restriction limits have yet to be breached are eligible for inclusion in the index. Companies need to have a market capitalization of at least $200 million on the Screening Date. Shares of such companies need to have had an average daily dollar volume of at least $200,000 for each of the six months preceding the Screening Date. Components need to have had a price/earnings ratio of at least 2 as of the Screening Date.

Common stocks, tracking stocks and holding companies, including real estate holding companies, are eligible for inclusion. Security types that are excluded from the index are: limited partnerships, royalty trusts, passive foreign investment companies (PFICS), American depositary receipts (ADRs), preferred stocks, closed-end funds, exchange-traded funds and derivative securities such as warrants and rights.

Base Date and Base Value

A base value for the IEI Index was set at 200 at the close of trading on November 30, 2007.

Calculation and Dissemination

The following formula is used to calculate the index level of the IEI Index:

Where

Si = number of shares in the IEI Index for security i.

Pi = price of security i.

Ei = cross rate of currency of security i versus the U.S. dollar. If security i is priced in U.S. dollars, then Ei will equal 1.

D = divisor.

The IEI Index is calculated every weekday. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent IEI Index computations until trading resumes. If trading is suspended before the opening, the stock’s adjusted closing price from the previous day is used to calculate the IEI Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the IEI Index computation. IEI Index values are calculated in U.S. dollars, and disseminated on an end-of-day basis.

Capping

The following capping rules are applied in order:

1.	Should any sector achieve a weight equal to or greater than 25% of the IEI Index, the weight of the companies will be proportionally reduced to 25% as of the annual Screening Date.

2.	A further volume screen requires that a calculated volume factor (the average daily dollar volume for three months preceding the Screening Date/ weight of security in the IEI Index) will be greater than $200 million to be eligible for the IEI Index. If a security’s volume factor falls below $200 million at the annual screening, but is currently in the IEI Index, it will remain in the IEI Index. The securities’ weight will be adjusted downwards by an adjustment factor equal to its volume factor divided by $400 million.

3.	In the event a security has a calculated volume factor (average daily volume traded over the preceding three months divide by weight in the IEI Index) that is less than $400 million, its weight will be reduced such that weight after volume adjustment equals to the weight before adjustment multiplied by the

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Principal at Risk Securities

calculated volume factor divided by $400 million. The implementation of the volume factor may cause an increase in the sector weights above the specified caps.

The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date. All sector cappings are conducted based on the Global Industry Classification Standard sector classifications.

Weighting

The IEI Index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that earnings play in its total return. The initial weight of a component in the IEI Index at the annual reconstitution is based on reported net income in the most recent fiscal year prior to the annual reconstitution.

The reported net income number is then multiplied by a second factor developed by a third party independent calculation agent called the “Investability Weighting Factor” (the “IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. This “Earnings Factor” is then calculated for every component in the IEI Index and then summed. Each component’s weight, at the Weighting Date for the IEI Index, is equal to its Earnings Factor divided by the sum of all Earnings Factors for all the components in the IEI Index. The “Weighting Date” is when component weights are set; it occurs immediately after the close of trading on the second Friday of September. New component weights take effect before the opening of trading on the first Monday following the third Friday of September (the “Reconstitution Date”).

The IEI Index will be modified, if the following should occur: Should any company achieve a weighting equal to or greater than 24% of the IEI Index, its weighting will be reduced to 20% at the close of the current calendar quarter, and other components in the IEI Index will be rebalanced. Moreover, should the “collective weight” of component securities whose individual current weights equal or exceed 5% of the IEI Index, when added together, equal or exceed 50% of the IEI Index, the weightings in those component securities will be reduced proportionately so that their collective weight equals 40% of the IEI Index at the close of the current calendar quarter, and other components in the IEI Index will be rebalanced in proportion to their weightings before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

Dividend Treatment

Normal dividend payments are not taken into account in the IEI Index. However, special dividends from non-operating income require index divisor adjustments to prevent the distribution from distorting the IEI Index.

Multiple Share Classes

In the event a component company issues multiple classes of shares of common stock, the most liquid share class will be included in the IEI Index. Conversion of a share class into another share class not in the IEI Index results in the conversion of the share class being phased out into the surviving share class.

Index Maintenance

Index maintenance includes monitoring and implementing the adjustments for company additions and deletions, stock splits, stock dividends, corporate restructurings, spin-offs or other corporate actions. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the component companies in the IEI Index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances and increases or decreases in earnings between reconstitutions, do not require changes in the index shares or the stock prices of the component companies of the IEI Index. Other corporate actions, such as special dividends, may require index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions or when the index calculation agent for the IEI Index typically applies such corporate actions. Whenever possible, changes to the components of the IEI Index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Component Changes

Additions to the IEI Index are made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading on the first Monday following the closing of

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

trading on the third Friday in September. No additions are made to the IEI Index between annual reconstitutions, except in the cases of certain spin-off companies defined below.

Shares of companies that are de-listed or acquired by a company outside of the IEI Index are deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the IEI Index. A component company that files for bankruptcy is deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index. If a company re-incorporates outside of a defined domicile, it is deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index. If a component company is acquired by another company in the IEI Index for stock, the acquiring company’s shares and weight in the IEI Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date. Component companies that reclassify their shares (i.e., that convert multiple share classes into a single share class) remain in the IEI Index, although index shares are adjusted to reflect the reclassification.

Spin-Offs and IPOs

Should a company be spun off from an existing component company, it is allowed to stay in the IEI Index until the next annual reconstitution. The weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index. Companies that go public in an initial public offering (IPO) and that meet all other index inclusion requirements must wait until the next annual reconstitution to be included in the IEI index.

Index Divisor Adjustments

Changes in the IEI Index’s market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the IEI Index’s continuity. By adjusting the divisor, the IEI Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not already described, or combinations of different types of corporate events and other exceptional cases, WTI reserves the right to determine the appropriate implementation method.

Companies that are acquired, de-listed or that re-incorporate outside of a defined domicile in the intervening weeks between the Screening Point and the Reconstitution Date are not included in the IEI Index, and the weights of the remaining components are adjusted accordingly.

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